UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

Filed by the Registrant	☒
Filed by a Party other than the Registrant	☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

SKYLINE MEDICAL INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:
(2)	Form, Schedule or Registration Statement No.:
(3)	Filing Party:
(4)	Date Filed:

i

The following script of a pre-recorded call from Dr. Carl Schwartz, the Interim Chief Executive Officer of Skyline Medical Inc. (the “Company”) is expected to be used by the Company and its proxy solicitation firm, Laurel Hill Advisory Group, LLC, to solicit votes in connection with the Company’s special meeting of stockholders to be held on September 15, 2016. The pre-recorded calls are expected to commence on August 12, 2016.

Hello, this is Dr. Carl Schwartz. I’m Interim CEO of Skyline Medical and I’m also a long-standing shareholder. Like you, I’m anxious for Skyline to realize the promise of the STREAMWAY System. I’m calling today to let you know that soon you’ll be receiving proxy materials for a special meeting of stockholders to be held on September 15th.

We need a FOR vote by every stockholder on all 3 proposals, especially proposals 1 and 2.  Let me tell you why.

•	Proposal #1 allows us to increase the number of authorized shares of common stock. We need to raise more capital to build our sales organization and continue our product development. Quite simply, we need more authorized shares to raise this capital, and equity capital is our only option as we don’t believe we are eligible for loans on reasonable terms.

•	Proposal #2 relates to a reverse stock split, and we also need you to vote FOR this proposal. Like you, I’d prefer not to have a reverse split. But we need a stock price above $1 to maintain our listing on NASDAQ. And while a growing and successful business surely will drive our stock higher, we are facing a NASDAQ deadline, and we don’t have the luxury of time. We believe the only way to meet the NASDAQ requirement, in time, or to be eligible for an extension, is to get approval now for a reverse split. If we lose our NASDAQ listing, we will lose flexibility in future financing and potential acquisitions.

Please do not dismiss this appeal. Skyline Medical has a bright future . . . but first, we need you to vote your proxy card FOR all three proposals.

A representative of our proxy solicitation firm will be calling to help you with the voting process. Please vote FOR these proposals now, and thanks for your continued support.

-End-